EXHIBIT 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

July 27, 2016

Evolent Health, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Evolent Health, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) for the purpose of registering, under the Securities Act, the resale of an aggregate of up to 44,028,589 shares of the Company’s Class A common stock, par value $0.01 per share (“Shares”), including the resale of (a) currently outstanding Shares, (b) Shares to be issued upon exchange of an equivalent number of the Class B common units of the Company’s operating subsidiary, Evolent Health LLC (together with an equivalent number of shares of the Class B common stock of the Company) (the “Exchange Shares”) and (c) Shares issuable upon the exercise of stock options under the Evolent Health Holdings, Inc. 2011 Equity Incentive Plan (the “Option Shares”). The Shares are to be offered and sold by certain selling stockholders of the Company.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Amended and Restated By-laws of the Company; (c) certain resolutions adopted by the board of directors of the Company and by the managing member of Evolent Health LLC; (d) the Registration Statement; (e) the Exchange Agreement, dated June 4, 2015, by and among Evolent Health, Inc., Evolent Health LLC, TPG Eagle Holdings, L.P., The Advisory Board Company and Ptolemy Capital, LLC (the “Exchange Agreement”); and (f) the Third Amended and Restated Operating Agreement of Evolent Health LLC, dated June 4, 2015 (the “LLC Agreement”).

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon statements or representations of officers or directors of the Company and Evolent Health LLC and documents furnished to us by the Company and Evolent Health LLC without independent verification of their accuracy. We have also assumed that (a) at or prior to the time of the issuance and delivery of any Exchange Shares, there will not have occurred any change in law, change in the Exchange Agreement, the LLC Agreement, the Amended and Restated Certificate of Incorporation of the Company or the Amended and Restated By-laws of the Company, or further action by the Company’s board of directors or the managing member of Evolent Health LLC, in any case affecting the validity of the Exchange Shares or the issuance of the Exchange Shares and (b) at or prior to the time of the issuance and delivery of any Option Shares, there will not have occurred any change in law, change in the applicable option agreement pursuant to which such Option Shares are to be issued, change in the Evolent Health Holdings, Inc. 2011 Equity Incentive Plan or the Company’s 2015 Omnibus Incentive Compensation Plan, change in the Amended and Restated Certificate of Incorporation of the Company or the Amended and Restated By-laws of the Company, or further action by the Company’s board of directors, in any case affecting the validity of the Option Shares or the issuance of the Option Shares.

Based on the foregoing and in reliance thereon, we are of opinion that the (a) Shares (other than the Exchange Shares and the Option Shares) have been duly and validly authorized by the Company and are validly issued, fully paid and nonassessable, (b) the Exchange Shares have been duly and validly authorized by the Company and, when issued in exchange for Class B common units of Evolent Health LLC (together with an equivalent number of shares of the Class B common stock of the Company), will be validly issued, fully paid and nonassessable and (c) the Option Shares have been duly and validly authorized by the Company, and when issued and sold in accordance with the terms set forth in the applicable option agreement pursuant to which such Option Shares are to be issued, will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Evolent Health, Inc.

800 N. Glebe Road, Suite 500

Arlington, VA 22203

O

2